Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION REPORTS

FOURTH QUARTER AND FULL YEAR 2006 RESULTS

- 2006 Income from Continuing Operations of $0.91 Per Diluted Share Up 52%

on 13% Increase in Sales -

Irvine, California – January 31, 2007 – Newport Corporation (NASDAQ: NEWP) today reported financial results for its fourth quarter and full year ended December 30, 2006, and provided guidance regarding its expected financial performance in the first quarter and full year of 2007.

All statements in this press release refer to continuing operations unless otherwise indicated.

Sales in the fourth quarter of 2006 totaled $124.9 million, an increase of approximately 20% over the $103.9 million recorded in the prior year period. New orders received in the fourth quarter of 2006 totaled $123.4 million, an increase of approximately 10% over the $112.6 million recorded in the fourth quarter of 2005.

Sales in the full year of 2006 totaled $454.7 million, an increase of approximately 13% over the $403.7 million recorded in the full year of 2005. New orders received in the full year of 2006 totaled $469.3 million, an increase of approximately 13% over 2005.

Newport reported income from continuing operations in the fourth quarter of 2006 of $12.4 million, or $0.29 per diluted share, an increase of approximately 49% over the $8.3 million of income from continuing operations reported in the fourth quarter of 2005. Income from continuing operations in the full year of 2006 was $38.5 million, or $0.91 per diluted share, an increase of approximately 52% compared with the $0.60 of income from continuing operations per diluted share reported in the full year of 2005.

Net income for the full year of 2006 was $37.4 million, or $0.89 per diluted share, compared with net income of $11.6 million, or $0.27 per diluted share, in the prior year. The 2006 results included $6.9 million of incremental non-cash expense related to the company’s equity incentive programs, which are now expensed in accordance with Statement of Financial Accounting Standards No. 123R (SFAS No. 123R) and a loss of $1.1 million from discontinued operations related to the company’s robotic systems operations, which were sold in the fourth quarter of 2005, and also included $3.2 million of income resulting from the sale and licensing of certain non-core patents. The prior year period included a loss of $17.0 million, or $0.40 per diluted share, from such discontinued operations, and an extraordinary gain of $2.9 million, or $0.07 per diluted share, from a favorable legal settlement.

Robert G. Deuster, chairman and chief executive officer, said, “We were very effective in 2006 in executing our growth strategy, which contributed to the 13% year-over-year growth in sales and orders in 2006. Our fourth quarter sales level represents the third consecutive quarter of record sales for Newport, and we believe that this performance shows both the success of Newport’s balanced growth strategy and our ability to deliver sustainable year-over-year sales growth despite changing market conditions. We also believe that this sales growth reflects our customers’ increasing recognition of the value Newport provides through our unmatched portfolio of products and our ability to provide integrated photonic solutions.”

Deuster continued, “We are also very pleased by our fourth quarter income from continuing operations. We have maintained an intense focus throughout Newport on leveraging our increasing sales into greater profitability, and our results throughout 2006 show the success of this effort.”

Fourth quarter 2006 sales to customers in the scientific research and aerospace, defense and security markets were $45.7 million and represented approximately 37% of net sales. New orders received from customers in these markets in the fourth quarter of 2006 were $47.4 million, or approximately 39% of new orders. Sales in the full year of 2006 to customers in these markets were $156.5 million, or approximately 34% of net sales, and new orders received totaled $164.6 million, or approximately 35% of new orders.

Fourth quarter 2006 sales to customers in the microelectronics market, which primarily includes semiconductor capital equipment customers, were $37.5 million, or approximately 30% of net sales. New orders received from customers in this market in the fourth quarter of 2006 were $31.0 million, or approximately 25% of new orders. Sales in the full year of 2006 to customers in the microelectronics market were $146.0 million, or approximately 32% of net sales, and new orders received in the full year of 2006 were $147.1 million, or approximately 31% of new orders. Deuster noted, “As we anticipated, our orders from semiconductor equipment customers continued to slow during the quarter, consistent with the overall trend in this market. While we anticipate that this trend will continue in the first quarter of 2007, we expect our orders and revenue from customers in other parts of this market, including solar cell and flat panel display manufacturing, to continue to increase.”

Sales to customers in the life and health sciences market in the fourth quarter of 2006 were $20.2 million, or approximately 16% of net sales. New orders from customers in this market in the fourth quarter of 2006 were $21.2 million, or approximately 17% of new orders. Sales in the full year of 2006 to customers in the life and health sciences market were $75.1 million, or approximately 17% of net sales, and orders received in the same period were $73.6 million, or approximately 16% of new orders. Deuster commented, “We have made great progress in this market, as evidenced by our 22% year-over-year sales growth during 2006. We believe that the momentum we are developing with these customers, as well as our recent acquisition of the Cyan blue laser, will help us continue to increase our penetration of this market in the future.”

Sales to customers in industrial and all other end markets in the fourth quarter of 2006 were $21.5 million, or approximately 17% of net sales. New orders from customers in these markets in the fourth quarter of 2006 were $23.8 million, or approximately 19% of new orders. Sales in the full year of 2006 to customers in industrial and all other end markets were $77.1 million, or approximately 17% of net sales, and orders received in the same period were $84.0 million, or approximately 18% of new orders.

The company’s gross profit for the fourth quarter of 2006 was $53.7 million, or 43.0% of net sales, compared with $44.1 million, or 42.4% of net sales, in the fourth quarter of 2005. The company’s gross profit for the full year of 2006 was $198.0 million, or 43.5% of net sales, compared with $169.3 million, or 41.9% of net sales, in the full year of 2005. The increase in gross margin in the fourth quarter of 2006 compared with the prior year period was due primarily to operating leverage provided by the higher sales volume, which resulted in increased absorption of fixed overhead. The gross margin increase in the full year 2006 compared with the prior year period was due to the operating leverage provided by the higher sales volume, as well as to approximately $1.8 million of revenue and gross profit received in the third quarter from licensing of certain intellectual property. Deuster commented, “Although we recognize the progress we made in 2006 in increasing our gross margin, we remain committed to our goal of sustaining gross margin of 45% or higher. We have identified and are implementing actions and programs that we believe will allow us to achieve that goal in fiscal 2007.”

Selling, general and administrative (SG&A) expenses for the fourth quarter of 2006 were $29.8 million, or 23.9% of net sales, compared with $25.6 million, or 24.7% of net sales, in the fourth quarter of 2005. SG&A expenses for the full year of 2006 were $114.4 million, or 25.1% of net sales, compared with $101.8 million, or 25.2% of net sales, in the full year of 2005. The increases in absolute dollars were due primarily to the impact in the fourth quarter and full year of 2006 of approximately $2.1 million and $5.9 million, respectively, of incremental non-cash expense related to the company’s equity incentive programs, which are now expensed in accordance with SFAS No. 123R. Also contributing to the increase were increased personnel costs and other variable expenses due to the higher sales level. These increases were offset in part by the realization of a gain of approximately $1.4 million resulting from the sale of certain non-core patents in the third quarter of 2006, which reduced SG&A expense.

Research and development (R&D) expense for the fourth quarter of 2006 was $11.1 million, or 8.9% of net sales, compared with $9.2 million, or 8.9% of net sales, in the fourth quarter of 2005. R&D expense for the full year of 2006 was $42.0 million, or 9.2% of net sales, compared with $35.9 million, or 8.9% of net sales, in the full year of 2005. Deuster noted, “We have continued to increase our investment in R&D, as evidenced by the $6.0 million of incremental spending in 2006 compared with 2005. We believe investments, particularly in advanced laser development, are critical to our continued growth, and we are starting to see the benefits of this increased R&D investment. Over 25% of our 2006 sales were derived from new products and solutions we have introduced in the past 18 months.”

Interest and other expense, net, totaled $0.4 million in the fourth quarter of 2006, compared with $0.1 million in the fourth quarter of 2005. Interest and other expense, net, totaled $0.9 million in the full year of 2006, compared with $2.0 million in the full year of 2005. The reduction in interest and other expense, net for the full year of 2006 compared with the prior year period was driven primarily by a gain of approximately $0.9 million for the recognition of previously accumulated translation adjustments. This gain was recorded in the second quarter of 2006 when the company closed its sales office in Canada.

The company recorded a tax benefit of $0.1 million in the fourth quarter of 2006 compared with tax expense of $0.8 million in the fourth quarter of 2005. Income tax expense totaled $2.2 million in the full year of 2006, compared with $3.7 million in the comparable period of 2005. The company’s tax expense, which typically is comprised of minimum required state and foreign tax payments, was lower in the fourth quarter of 2006 compared with the prior year period due primarily to successful execution of certain tax minimization programs. In addition, the tax expense for the full year 2006 was also lower than the prior year expense due to adjustments made in the third quarter of 2006 to certain income tax contingency reserves that were no longer necessary as the statutory audit periods expired in 2006.

The company’s cash, cash equivalents and marketable securities at the end of the fourth quarter of 2006 totaled $85.4 million. The company noted that it used $7.0 million of cash to acquire the Cyan laser business of Picarro, Inc. during the fourth quarter. Mr. Deuster commented, “During 2006, we increased our cash balances by $14.4 million while funding $7.0 million for the acquisition of the Cyan laser business, $10.3 million for investments in property, plant and equipment, and $9.6 million for our multi-year initiative to implement SAP as our information system worldwide.” The company also noted that $11.9 million of the cash increase during the year resulted from cash received from option exercises and purchases under its equity plans.

The company capitalized approximately $1.8 million and $8.6 million to fund its SAP initiative in the fourth quarter and full year of 2006, respectively, in accordance with generally accepted accounting principles. The company noted that it has converted to SAP at three facilities, and expects that SAP will be implemented at the remaining facilities over the next 12 to 18 months. The project is expected to require a total of approximately $15.0 million in capital expenditures.

FIRST QUARTER AND FULL YEAR 2007 BUSINESS OUTLOOK

The following statements are based on current expectations of the company’s management based on available information and refer to expected results from continuing operations. These statements are forward-looking and actual results may differ materially as a result of the factors more specifically referenced below under the caption “SAFE HARBOR STATEMENT.”

Sales for the first quarter of 2007 are expected to be in the range of $111.0 million to $115.0 million. While lower than the fourth quarter of 2006 due primarily to the traditional seasonal pattern in the scientific research market and lower expected sales to microelectronics customers, sales at this level would nevertheless represent an increase of 8% to 11% on a year-over-year basis.

The company expects new orders in the first quarter of 2007 to be approximately 10% higher than the first quarter of 2006 and result in a book-to-bill ratio slightly in excess of 1.0.

Gross margin for the first quarter of 2007 is expected to be approximately 44%, depending on the actual sales level and the mix of product sales.

SG&A expenses for the first quarter of 2007 are expected to be in the range of $30.0 million to $31.0 million.

R&D expenses for the first quarter of 2007 are expected to be in the range of $11.0 million to $11.5 million.

The company expects its income tax rate in the first quarter of 2007 to be approximately 16% to 17%. This amount will vary depending on certain state minimum taxes, taxes on foreign earnings and adjustments to reserve assumptions.

The company expects its number of diluted common shares outstanding for the first quarter of 2007 to be in the range of 41 million to 42 million, depending on the number of stock options exercised during the quarter, the projected vesting of performance-based restricted stock units and any share repurchases made by the company during the quarter.

Based on the factors noted above, the company expects earnings per diluted share in the first quarter of 2007 to be in the range of $0.14 to $0.17.

For the full year of 2007, the company expects its sales to increase approximately 8% to 10%, and its earnings per diluted share to increase approximately 10%, over the corresponding 2006 levels.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced photonics technologies to customers in scientific research, microelectronics manufacturing, aerospace and defense/security, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation and optical subsystems and precision automation to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s Midcap 400 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert G. Deuster, chairman and chief executive officer, and Charles F. Cargile, senior vice president, chief financial officer and treasurer, will host an investor conference call today, January 31, 2007, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s results for the fourth quarter and full year 2006 and its future business outlook. The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing (800) 946-0706 within the U.S. and Canada or (719) 457-2638 from abroad. The webcast will be archived on both web sites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling (888) 203-1112 within the U.S. and Canada and (719) 457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time (5:00 p.m. Pacific time) on Wednesday, January 31, 2007, and continue through midnight on Tuesday, February 6, 2007. The replay confirmation code is 5460348.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation the statements under the heading “First Quarter and Full Year 2007 Business Outlook” regarding Newport’s expected sales, new orders, book-to-bill ratio, gross margin, operating expenses, income tax rate, number of diluted common shares, and earnings per diluted share for the first quarter of 2007, its expected sales and earnings per diluted share for the full year 2007 and the statements made by Robert G. Deuster and the company regarding the company’s overall sales growth potential, the trend of slowing semiconductor equipment orders, potential sales growth to microelectronics customers outside of semiconductor equipment applications and to life and health sciences customers, the company’s ability to achieve and sustain gross margins above 45% in fiscal 2007, the company’s sales and orders growth from new products and the anticipated cost and implementation period of SAP that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 31, 2005, and in Newport’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the timing of acquisition and divestiture activities and the amounts of charges associated with those activities; the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to the life and health sciences market; ability to successfully integrate businesses recently acquired; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Newport Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005
Net sales	$124,894	$103,862	$454,724	$403,733
Cost of sales	71,205	59,790	256,756	234,480

Gross profit	53,689	44,072	197,968	169,253

Selling, general and administrative expense	29,809	25,632	114,357	101,834
Research and development expense	11,131	9,231	41,981	35,949

Operating income	12,749	9,209	41,630	31,470

Interest and other expense, net	(372)	(123)	(935)	(2,010)

Income from continuing operations, before income taxes	12,377	9,086	40,695	29,460
Income tax provision (benefit)	(58)	751	2,193	3,746

Income from continuing operations	12,435	8,335	38,502	25,714

Loss from discontinued operations, net of income taxes	(222)	(1,796)	(1,075)	(16,973)
Extraordinary gain on settlement of litigation	—	—	—	2,891

Net income	$12,213	$6,539	$37,427	$11,632

Basic income (loss) per share:
Income from continuing operations	$0.30	$0.21	$0.95	$0.62
Loss from discontinued operations	—	(0.05)	(0.03)	(0.41)
Extraordinary gain on settlement of litigation	—	—	—	0.07

Net income	$0.30	$0.16	$0.92	$0.28

Diluted income (loss) per share:
Income from continuing operations	$0.29	$0.20	$0.91	$0.60
Loss from discontinued operations	—	(0.04)	(0.02)	(0.40)
Extraordinary gain on settlement of litigation	—	—	—	0.07

Net income	$0.29	$0.16	$0.89	$0.27

Shares used in computation of income (loss) per share:
Basic	41,185	39,821	40,698	41,281
Diluted	42,782	41,129	42,167	42,716
Other operating data:
New orders received during the period	$123,442	$112,555	$469,342	$415,649
Backlog at end of period scheduled to ship within 12 months			$115,994	$107,015

Newport Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	December 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$35,930	$30,112
Marketable securities	49,483	40,910
Accounts receivable, net	94,325	75,222
Notes receivable, net	4,868	5,170
Inventories	94,899	75,504
Deferred income taxes	2,031	2,077
Prepaid expenses and other current assets	11,639	8,405

Total current assets	293,175	237,400

Property and equipment, net	57,400	50,424
Goodwill	175,281	173,440
Deferred income taxes	781	927
Intangible assets, net	50,234	50,840
Investments and other assets	16,144	16,375

	$593,015	$529,406

Liabilities and stockholders’ equity
Current liabilities:
Short-term obligations	$9,481	$12,559
Accounts payable	31,376	24,604
Accrued payroll and related expenses	27,443	22,562
Accrued expenses and other current liabilities	24,284	26,158
Accrued restructuring costs	1,211	1,122
Obligations under capital leases	91	77

Total current liabilities	93,886	87,082

Long-term debt	50,688	49,996
Obligations under capital leases, less current portion	1,346	1,299
Accrued pension, restructuring costs and other liabilities	12,142	14,446

Stockholders’ equity	434,953	376,583

	$593,015	$529,406